James G Burns
190 Graye Crescent
Timmins, Ontario
P4N 6Y6
Phone / Fax: 705-268-4660
Email : jgburns@ntl.sympatico.ca

October 29, 2006

Heritage Explorations, Inc.
Suite 510,
240 Brodie Street South,
Thunder Bay, Ontario
P7E 6M3

Dear Sirs:

I hereby consent to the inclusion and reference of my report dated September 12, 2006, entitled "Technical Report for the Strathy Township Property” in the Registration Statement on Form SB-2 filed by Heritage Explorations, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed the summary of my report completed by Heritage Explorations, Inc. of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in the registration statement of Heritage Explorations, Inc. and the filing of this consent as an exhibit to its registration statement.

Yours truly,

/s/ James Burns

James G. Burns,
B.Sc., P.Eng.